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Exhibit 99

[Sea Containers News Release]

Contact:            William W. Galvin
                   203/618-9800

SEA CONTAINERS ANNOUNCES FIRST QUARTER RESULTS.

Hamilton, Bermuda, May 7, 2004 (6:30pm EDT).    Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) passenger and freight transport operator, marine container lessor and manufacturer and leisure industry investor today announced its results for the first quarter ended March 31, 2004. The net loss was $16.8 million (loss of $0.73 per common share diluted) on revenue of $378 million, compared with a net loss of $10.3 million (loss of $0.49 per common share diluted) on revenue of $351 million in the year earlier period.

The first quarter is normally a loss making period because of seasonal losses in the company's ferry businesses. Silja, the company's largest ferry unit, reported reduced operating losses of $5.5 million compared with losses of $6.8 million in the year earlier period. These losses, when translated into U.S. dollars, were exaggerated by the 17% weakening of the U.S. dollar against the euro in the past year and this effect is expected to reverse out in the main earnings third quarter period.

Other ferry operating losses of $8.7 million did not have the benefit of $2.7 million earnings in the first quarter of 2003 from the Isle of Man Steam Packet Company as this business was sold in July, 2003. The losses were equally exaggerated by the weakness of the U.S. dollar against sterling and they too are expected to reverse out in the third quarter main earnings period. Savings on interest costs on debt repaid exceeded the earnings loss from the Steam Packet sale.

GNER's operating profits were $11 million compared with $20.7 million in the year earlier period, however, the year earlier benefited from a non-recurring gain of $11.5 million on the "Network Change" settlement negotiations with Network Rail, following the U.K. Rail Regulator's ruling in GNER's favor in March, 2003, so excluding this non-recurring gain GNER's performance was actually $1.8 million ahead of the prior year.

The company's share of GE SeaCo's operating profits was $6.8 million, up 55% from $4.4 million in the first quarter of 2003. All container activities, including the company's share of GE SeaCo, generated operating profits of $9.5 million, up 11% over the prior year period.

Other activities reported a loss of $1 million at the operating level compared with a $0.2 million profit in the year earlier period. This difference was largely due to reduced property sales. Although agreement in principle has been reached to sell more of the company's property interests in Folkestone and Newhaven, these sales are now only likely to be completed in the second or possibly third quarters.

The company's investment in Orient-Express Hotels Ltd. is accounted for on the equity basis which represented a $1.9 million loss compared with a $1.2 million loss in the first quarter of 2003. That company also normally incurs a first quarter loss because many of its hotels in bad weather locations are either closed or operate at low occupancies during the first quarter. Again, currency translation exaggerates such losses but they should reverse out in the remainder of the year.

Net finance costs were $20.7 million, down 22% from $26.6 million in the first quarter of 2003.

Mr James B Sherwood, President, said that non-recurring items in 2003 and currency translation effects made comparisons rather difficult. "Actually, the underlying performance of all divisions is quite good," he said. "Silja had a better first quarter than last year partially due to a milder winter in the Baltic, Hoverspeed's losses were reduced due to the shift to seasonal-only operation. Only SeaStreak performed worse due to ice conditions in New York harbor in February. Two of Hoverspeed's 7 vessel fleet have recently gone out on profitable charters".

GNER enjoyed considerable growth in revenue over the 12 months ended March 31, 2004 of 8.1%, made up of 6.9% volume increase and 1.2% fare increase, compared with the U.K. railways as a whole which had a 5.2% increase (3.2% volume and 2% fares).

Despite the usual slow period of January and February due to Asian factory closings, marine container leasing results continue to improve rapidly. At March 31st GE SeaCo's owned fleet was 98% on lease while Sea Containers' directly owned fleet managed by GE SeaCo was 79% on lease and rising.

"New container prices have risen by 40% over the past 6 months which is having the effect of lifting over time the lease rates we can obtain for our existing fleet as lease contracts come up for renewal. Our lessees appear to have accepted the higher lease rates which we have had to insist upon for new containers. At the end of March, 2004 GE SeaCo had taken delivery of $52 million of new containers since the beginning of the year and we see no reason at this time to adjust our earlier estimate of $160 million of new container purchases for the entire year. All Sea Containers' container factories, depots and service facilities are operating profitably. The purchase of additional such facilities in Australia and New Zealand as previously announced is still in the documentation stage."

"Excluding GE SeaCo's new container purchases in 2004 which are not carried on Sea Containers' balance sheet (nor is the related debt guaranteed by Sea Containers), our capital investment program this year will be quite low, probably less than $40 million unless we make an investment. We continue to consider investment in ferry activities in the Mediterranean but so far without result."

Mr D J O'Sullivan, Chief Financial Officer, reported that the company had sold in recent days $103 million of 2012 senior notes, callable from 2008, with a coupon of 10.5% per annum. The board has decided to use these funds to redeem immediately $80 million of 12.5% debentures falling due on December 1, 2004 but which may be called now without premium. The company had initially planned to sell $150 million of senior notes but had expected to achieve a lower coupon, so the board decided to reduce the offering.

Mr Sherwood said that the company was close to agreement with the U.K. Strategic Rail Authority on their claim for a participation in the settlement which GNER reached with Network Rail over the consequences of the Hatfield rail accident. The company feels that settlement is important at a time when GNER is seeking to acquire the Integrated Kent franchise and to extend or renew its own Intercity East Coast franchise. The Strategic Rail Authority has agreed as part of this settlement to release immediately in excess of $50 million of cash security which GNER currently maintains in connection with its existing franchise. The company has recorded a liability in its 2003 accounts for this settlement.

Mr Sherwood said that work is in progress to secure both franchises but he cautioned that the U.K. government was currently conducting a review of the rail industry and it would be difficult to formulate any bids until the results of that review are known, so timing of franchise awards is still uncertain.

Mr Sherwood concluded by saying the 2003 annual report to shareholders had been published in April and contained important additional information about the company. It is also available on the company's website www.seacontainers.com. The annual meeting of shareholders will be held in Hamilton, Bermuda on Monday, June 7, 2004 and presentations to investors by management will be made in New York City on Thursday, June 10. Investors wishing to attend these presentations should contact the company's financial public relations consultant, W W Galvin, who can be reached on phone 203 618 9800, fax 203 618 1010 or e-mail at wwg@galvinpartners.com.

*    *    *    *    *

Management believes that EBITDA (earnings before interest, tax, depreciation and amortization) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport, leasing and leisure markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, variable fuel prices, variable container prices and container lease and utilization rates, uncertainty of negotiating, financing and completing proposed acquisition, disposal or capital expenditure transactions, inadequate sources of capital and unacceptability of finance terms and inability to reduce debt, global, regional and industry economic conditions, shifting patterns and levels of world trade and regional passenger travel, seasonality and adverse weather conditions, changes in ferry service and ship deployment plans, inability of Network Rail to maintain properly the U.K. rail infrastructure, uncertainty of reaching a settlement agreement with the U.K. Strategic Rail Authority and the possibility of arbitration of the dispute at significant cost to the company if no settlement is reached, and legislative, regulatory and political developments including the uncertainty of renewing the GNER rail franchise beyond April 2005 or obtaining other U.K. rail franchises. Further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels Ltd. with the U.S. Securities and Exchange Commission.

*    *    *    *    *

Sea Containers Ltd. will conduct a conference call on Monday, May 10, 2004 at 10.00 AM (EDT) which is accessible at 212-231-6034. A re-play of the conference call will be available until 5.00 PM (EDT) Thursday, May 20, 2004 and can be accessed by calling 800-633-8284 (International dial-in #: 402-977-9140) and entering reservation number 21195027. A re-play will also be available on the company's website: www.seacontainers.com.

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
SUMMARY OF OPERATING RESULTS (UNAUDITED)

	Three months ended March 31,
	2004	2003
Revenue:
Ferry operations	$141,966,000	$141,804,000
Rail operations	200,205,000	172,650,000
Container operations	32,825,000	32,906,000
Investment in Orient-Express Hotels	(1,937,000)	(1,226,000)
Other	5,141,000	5,274,000

Total revenue	$378,200,000	$351,408,000

Earnings/(losses) before net finance costs:
Ferry operations:
Silja	$(5,498,000)	$(6,815,000)
Other	(8,670,000)	(5,819,000)

	(14,168,000)	(12,634,000)

Rail operations	10,983,000	20,703,000
Container operations:
GE SeaCo	6,841,000	4,367,000
Other	2,652,000	4,199,000

	9,493,000	8,566,000

Other, including property, publishing and plantations	(1,018,000)	173,000
Corporate costs	(3,701,000)	(4,088,000)

	1,589,000	12,720,000
Investment in Orient-Express Hotels	(1,937,000)	(1,226,000)

Total (losses)/earnings before net finance costs	(348,000)*	11,494,000
Net finance costs	(20,730,000)	(26,585,000)

Losses before income taxes	(21,078,000)	(15,091,000)
Benefit from income taxes	(4,500,000)	(5,035,000)

Net losses	(16,578,000)	(10,056,000)
Preferred share dividends	272,000	272,000

Net losses on class A and class B common shares	$(16,850,000)	$(10,328,000)

Net losses per class A and class B common share:
Basic and diluted	$(0.73)	$(0.49)

Weighted average number of class A and class B common shares:
Basic and diluted	22,954,739	21,019,354

*
Includes depreciation and amortization of $28,389,000 so that earnings before interest, tax, depreciation and amortization (EBITDA) was $28,041,000.

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
CONSOLIDATED AND CONDENSED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(unaudited)
Cash	$175,544,000	$213,313,000
Receivables	258,101,000	247,303,000
Containers and ships, net book value	1,598,916,000	1,637,666,000
Real estate and other fixed assets, net book value	141,738,000	145,294,000
Assets under capital leases, net book value	11,600,000	12,494,000
Inventories	43,874,000	45,991,000
Investments	360,329,000	356,024,000
Other assets	111,253,000	103,832,000

	$2,701,355,000	$2,761,917,000

Accounts payable	$399,276,000	$427,896,000
Liabilities with respect to containers and ships	1,086,023,000	1,052,233,000
Bank loans with respect to real estate and other fixed assets	84,098,000	143,756,000
Obligations under capital leases	6,878,000	8,260,000
Senior notes	305,854,000	305,806,000
Senior subordinated debentures	79,610,000	79,571,000
Minority interests and deferred revenue	21,145,000	12,582,000
Shareholders' equity	1,109,732,000	1,123,074,000
Class B common shares with voting rights owned by a subsidiary	(391,261,000)	(391,261,000)

	$2,701,355,000	$2,761,917,000

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  Exhibit 99